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March 29, 1996


Institutional Holder
XXXXXXXXXXX
XXXXXXXXXXX

Re:  Mellon Bank Corporation
     Annual Meeting of Shareholders
     April 16, 1996

Dear XXXXX:

One of the matters to be presented for shareholder approval at Mellon Bank Corporation's 1996 Annual Meeting of Shareholders, to be held on April 16, 1996, is the amendment and restatement of Mellon's Long-Term Profit Incentive Plan
(1981) (the "Option Plan"). We are asking Mellon's shareholders to approve changes to the Option Plan which would:

 .    increase the total number of shares of common stock reserved for future issuance by 6.2 million;

 .    limit future awards of restricted stock to a total of 1 million shares; and

 .    establish criteria and limitations which would permit awards to qualify for the performance-based exception to the limits on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

Because you are one of Mellon's major shareholders, we ask that you consider carefully the following points when you make your decision with respect to the recommended approval of the amended and restated Option Plan.

 .    Mellon's compensation philosophy, developed and implemented by a Human
     Resources Committee composed entirely of independent directors, is to align closely the financial interests of key employees with those of the shareholders by emphasizing the "at-risk" stock-related elements of compensation. The Option Plan serves as the centerpiece of this philosophy. Under the Option
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March 29, 1996
Page 2

     Plan, stock-related incentives are granted to a broad group of key employees, including both senior executives and mid-level employees who have a high potential for contributing to Mellon's future success. The implementation of this compensation philosophy has benefited Mellon's shareholders by producing total returns, including dividends, of 315 percent since year-end 1990, compared with the S&P 500, which improved by 115 percent during the same period and the KBW 50 Bank Index, which increased 225 percent during that time.

 .    Mellon has focused on managing its capital prudently and in the best interests of its shareholders. Since the first quarter of 1995, Mellon has repurchased 18.6 million shares of common stock and equivalents and we recently announced plans to repurchase an additional 3.5 million shares. Mellon also redeemed $160 million of preferred stock in 1995. Shareholders have benefited directly from four dividend increases that raised the common stock dividend 117 percent over the last two years. We believe this is critical information to be included in your evaluation of the matter at hand.

 .    Finally, Mellon's stock price increased 76 percent in 1995, significantly exceeding the banking industry which saw an average appreciation of about 50 percent and the S&P 500 which appreciated an average of about 37 percent. Clearly, this performance serves as compelling affirmation that Mellon's compensation policies are working successfully to increase shareholder value.

Enclosed for your reference are additional copies of Mellon's 1996 Proxy Statement and 1995 Annual Report. Should you have any further questions, I would welcome the opportunity to discuss our compensation philosophy and the Option Plan with you. I may be reached at (412) 234-2357. Thank you for your consideration.

Sincerely,


Executive Vice President
Human Resources